Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the foregoing Registration Statement on Form S-3 of our report dated March 10, 2008, relating to the consolidated balance sheet of China Agritech, Inc. and Subsidiaries as of December 31, 2007, and the related consolidated statements of income and other comprehensive income, stockholders’ equity, and cash flows for the year then ended.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Kabani & Company, Inc.
Kabani & Company, Inc.
Los Angeles, California
March 12, 2010